Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-44253, 333-18127, 333-01554, 333-01552, and 033-97592 of Midwest Air Group, Inc. on Form S-8 and Nos. 333-91246, 333-110639, 333-110900, 333-110943, and 333-111016 on Form S-3 of our report dated February 24, 2006, relating to the financial statements of Midwest Air Group, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Midwest Air Group, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

February 24, 2006